	                                                                        EXHIBIT 12


                                                 CALCULATION OF RATIOS OF EARNINGS TO
                                                    FIXED CHARGES -- CONSOLIDATED


                                                              Year Ended December 31,
                                             ----------------------------------------------------------
                                                 1993       1992        1991       1990       1989
                                                 ----       ----        ----       ----       ----
                                                               (Dollars in thousands)
Excluding Interest on Deposits
  Fixed Charges:
    Interest on long-term debt and
      short-term borrowings...............   $  467,841   $  513,322  $  476,672  $  586,627  $  455,019
    One-third of rent expense.............       10,859       10,252       6,581       8,241       5,973
                                             ----------   ----------  ----------  ----------  ----------
        Total fixed charges...............   $  478,700   $  523,574  $  483,253  $  594,868  $  460,992
                                             ==========   ==========  ==========  ==========  ==========

  Earnings:
    Income before income taxes............   $  451,358   $  347,269  $  287,746  $  223,325  $   56,050
    Fixed charges.........................      478,700      523,574     483,253     594,868     460,992
                                             ----------   ----------  ----------  ----------  ----------
        Total earnings....................   $  930,058   $ 870,843   $  770,999  $  818,193  $  517,042
                                             ==========   ==========  ==========  ==========  ==========
  Ratio of earnings to fixed charges ex-
    cluding interest on deposits..........         1.94x        1.66x       1.60x       1.38x       1.12x
                                             ==========   ==========  ==========  ==========  ==========
Including Interest on Deposits
  Fixed Charges:
    Interest on long-term debt,
      short-term borrowings and deposits..   $1,157,075   $1,318,228  $1,682,661  $2,044,227  $1,990,612
    One-third of rent expense.............       10,859       10,252       6,581       8,241       5,973
                                             ----------   ----------  ----------  ----------  ----------
         Total fixed charges..............   $1,167,934   $1,328,480  $1,689,242  $2,052,468  $1,996,585
                                             ==========   ==========  ==========  ==========  ==========

  Earnings:
    Income before income taxes............   $  451,358  $  347,269  $  287,746  $  223,325  $   56,050
    Fixed charges.........................    1,167,934   1,328,480   1,689,242   2,052,468   1,996,585
                                             ----------  ----------  ----------  ----------  ----------
         Total earnings...................   $1,619,292  $1,675,749  $1,976,988  $2,275,793  $2,052,635
                                             ==========  ==========  ==========  ==========  ==========
  Ratio of earnings to fixed charges in-
    cluding interest on deposits..........         1.39x        1.26x       1.17x       1.11x       1.03x
                                             ==========   ==========  ==========  ==========  ==========
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